Exhibit 99.1

SEE Reports
Q4, Full Year 2023 Results and Provides 2024 Outlook

Net sales in Q4 of $1.4 billion, down 2% as reported; flat constant currency and in 2023 of $5.5 billion, down 3% as reported; down 1% constant currency
Net earnings in Q4 of $125 million, up 32%, and in 2023 of $339 million, down 31%
Adjusted EBITDA in Q4 of $274 million, down 8% as reported and in 2023 of $1,107 million, down 9% as reported
Earnings per share (Diluted) in Q4 of $0.86, up 32%, and in 2023 of $2.34, down 30%
Adjusted EPS (Diluted) in Q4 of $0.88, down 11% as reported and in 2023 of $3.18, down 22% as reported
Cash flow from operations of $516 million in 2023
Free cash flow of $467 million in 2023, excluding $195 million of payments and deposits related to the resolution of certain prior year tax matters, up 24%
CHARLOTTE, N.C., February 27, 2024 – SEE (NYSE: SEE) today reported financial results for the fourth quarter and full year 2023 and provided its 2024 outlook.
“Our fourth quarter results were in line with our expectations. We ramped our CTO2Grow initiatives to improve the competitiveness of our businesses and help offset continued weakness in our end-markets,” said Emile Chammas, SEE’s Interim Co-CEO and COO. “Our transformation will continue in 2024 with an enhanced focus on restoring underlying fundamentals in our core businesses so we are well positioned to capitalize on growth when our end-markets fully recover.”
“We delivered strong free cash flow in the fourth quarter and made significant progress in deleveraging our balance sheet,” said Dustin Semach, SEE’s Interim Co-CEO and CFO. “Our 2024 outlook reflects end-markets that are showing signs of stabilization with limited visibility to any near-term catalysts but we expect our end-markets to recover in the second half. We continue to be focused on transforming the business, improving fundamentals, and strengthening our balance sheet."
"The CEO search process is well underway and we are targeting to complete over the coming months," said Henry Keizer, SEE's Board Chairman. "The Board has tremendous confidence in Emile and Dustin and fully supports the transformation they are driving at SEE."
Unless otherwise stated, all results compare fourth quarter 2023 results to fourth quarter 2022 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, amortization of

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intangible assets and inventory step-up expense related to the acquisition of Liquibox, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

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Fourth Quarter Financial and Business Segment Highlights
Fourth quarter net sales in Food were $893 million, an increase of 2% as reported. Currency had an unfavorable impact of $28 million, or 3%. On a constant dollar basis, net sales increased $47 million, or 5%. The Liquibox acquisition had a favorable impact of $70 million, or 8%, and price had a favorable impact of $6 million, or 1%, primarily related to U.S. dollar-based pricing in Latin America. Volumes decreased by $29 million, or 3%, driven primarily by declines in our food automation solutions and continued food retail market declines. Adjusted EBITDA of $195 million, or 21.8% of net sales, decreased 3% from $202 million, or 23.1% of net sales, in the prior year. The decrease in Adjusted EBITDA was primarily attributable to higher operating costs and lower volumes, partially offset by contributions from the Liquibox acquisition and favorable net price realization.
Fourth quarter net sales in Protective were $485 million, a decrease of 9% as reported. Net sales were favorably impacted by currency fluctuation of $4 million, or 1%. On a constant dollar basis, net sales decreased $51 million, or 10%. Volumes decreased by $25 million, or 5%, resulting from continued market pressures in the industrial and fulfillment sectors. Price had an unfavorable impact of $26 million, or 5%. Adjusted EBITDA of approximately $90 million, or 18.7% of net sales, decreased 12% from $102 million, or 19.2% of net sales, in the prior year. The decrease in Adjusted EBITDA was primarily attributable to unfavorable net price realization and lower volumes.
U.S. GAAP Summary
Fourth Quarter 2023
Net sales of $1.4 billion decreased 2% as reported in fourth quarter 2023, with APAC increasing 9%, the Americas decreasing 3%, and EMEA decreasing 6%.
Net earnings were $125 million, or $0.86 per diluted share, in fourth quarter 2023 as compared to net earnings of $95 million, or $0.65 per diluted share, in fourth quarter 2022. Fourth quarter 2023 was favorable to the prior year because of lower tax expense associated with the resolution of tax filing positions with the Internal Revenue Service ("IRS") Independent Office of Appeals. The lower tax expense was partially offset by higher net interest expense of $23 million associated with incremental debt incurred to finance the Liquibox transaction and $22 million higher Special Item expenses, including foreign currency exchange loss in highly inflationary economies, purchase accounting impacts related to the amortization of intangible assets, loss on debt redemption and restructuring and severance costs, as compared to the prior year.
The effective tax rate in fourth quarter 2023 was (7.8)%, compared to 47.2% in fourth quarter 2022. The current year effective tax rate was favorably impacted by the resolution of certain tax matters as described above, whereas the prior year effective tax rate was unfavorably impacted by incremental tax expense for the same matters.
Full Year 2023
Full year 2023 net sales of $5.5 billion decreased 3% as reported, with APAC essentially flat, EMEA decreasing 1% and the Americas decreasing 4%.
Full year 2023 net earnings were $339 million, or $2.34 per diluted share, as compared to net earnings of $491 million, or $3.33 per diluted share, in full year 2022. Special Items had an unfavorable impact of $122 million in 2023, driven by costs related to the Liquibox acquisition, including transaction and integration expenses and purchase accounting impacts related to the amortization of intangible assets and inventory step-up expense, charges related to the Cost Take-Out to Grow restructuring program and foreign currency exchange loss in highly inflationary economies, partially offset by lower tax expense associated with the resolution of tax filings with the IRS Independent Office of Appeals. Comparatively, Special Items had an unfavorable impact of $114 million in 2022, primarily attributable to Tax Special Items reflecting increased expense for the IRS matters and an impairment loss associated with an equity investment.
The effective tax rate for full year 2023 was 21.0%, compared to 32.6% for full year 2022. The 2023 effective tax rate included the benefit associated with the resolution of certain tax matters as described above, whereas the prior year effective tax rate was unfavorably impacted by incremental tax expense for the same matters.

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Non-U.S. GAAP Summary
Fourth Quarter 2023
Fourth quarter 2023 net sales were essentially flat on a constant dollar basis, with APAC increasing 9%, the Americas essentially flat and EMEA decreasing 7%. Volume and price had unfavorable impacts of 4% and 1%, respectively. On an organic basis, net sales decreased 5%, with APAC increasing 5%, the Americas decreasing 6%, and EMEA decreasing 11%.
Adjusted EBITDA was $274 million, or 19.9% of net sales for fourth quarter 2023, as compared to $297 million, or 21.1% of net sales for the same period last year. The decrease in Adjusted EBITDA was primarily due to lower volumes.
The Adjusted Tax Rate was 18.0% in fourth quarter 2023 compared to 26.1% in fourth quarter 2022. The fourth quarter 2023 Adjusted Tax Rate benefited from the reversal of previously accrued liabilities related to uncertain tax positions.
Adjusted earnings per diluted share were $0.88 in fourth quarter 2023, as compared to $0.99 in fourth quarter 2022. The decrease in adjusted earnings per diluted share was primarily attributable to lower Adjusted EBITDA and higher interest expense partially offset by lower income tax expense.
Full Year 2023
Full year 2023 net sales decreased 1% on a constant dollar basis, with APAC increasing 3%, EMEA decreasing 1% and the Americas decreasing 2%. Price had a favorable impact of 1%, while volumes decreased by 7%. On an organic basis, net sales decreased 6%, with APAC decreasing less than 1%, EMEA decreasing 5%, and the Americas decreasing 7%.
Adjusted EBITDA was $1,107 million, or 20.2% of net sales in 2023, compared to $1,210 million, or 21.5% of net sales for full year 2022. The decrease in Adjusted EBITDA was largely due to lower volumes, partially offset by contributions from Liquibox.
The Adjusted Tax Rate was 23.6% in 2023, compared to 25.4% in 2022.
Adjusted earnings per diluted share were $3.18 for full year 2023 compared to adjusted earnings per diluted share of $4.10 for full year 2022. The decrease in adjusted earnings per diluted share was primarily attributable to lower Adjusted EBITDA and higher interest expense partially offset by lower income tax expense.
Cash Flow and Net Debt
Cash flow provided by operating activities during full year 2023 was $516 million, as compared to $613 million during 2022. Capital expenditures increased to $244 million during full year 2023, as compared to $237 million during 2022. Free cash flow, defined as net cash provided by operating activities less capital expenditures, was a source of $272 million during full year 2023, as compared to a source of $376 million during the prior year. Excluding the $195 million of payments and deposits related to the resolution of certain tax matters, Free Cash Flow was a source of $467 million for the full year of 2023, up 24% compared to the prior year period.
Dividend payments for both the full year 2023 and 2022 were approximately $118 million.
Net Debt, defined as total debt less cash and cash equivalents, increased to $4.3 billion as of December 31, 2023 from $3.2 billion as of December 31, 2022. As of December 31, 2023, SEE had approximately $1.35 billion of available liquidity, comprised of $346 million in cash and $1.0 billion of available and unused lines of credit under our committed credit facilities. The net leverage ratio, defined as net debt divided by trailing twelve month Adjusted EBITDA, was 3.9x as of December 31, 2023, as compared to 2.7x as of December 31, 2022.
During the fourth quarter of 2023, SEE completed the offering of $425 million aggregate principal amount of 7.250% senior notes due 2031. The proceeds from this offering were primarily used to repurchase the Company’s outstanding 5.125% senior notes due 2024. In addition, SEE repaid $175 million of debt during fourth quarter 2023, which included $100 million of the 2022 Incremental Term Facility due 2027 and $75 million of short-term borrowings under the Company's revolving credit facility.
Outlook for Full Year 2024

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For the full year 2024, SEE expects net sales in the range of $5.2 to $5.6 billion and Adjusted EBITDA is expected to be in the range of $1.05 to $1.15 billion.
The Company forecasts full year Adjusted EPS to be in the range of $2.65 to $3.05, which is based on approximately 146 million shares outstanding and an anticipated Adjusted Tax Rate in the range of 26% to 27%.
Free Cash Flow in 2024 is expected to be in the range of $325 to $425 million, with capital expenditures expected to be approximately $230 million. Cash tax payments are expected to be in the range of $155 to $165 million.
Adjusted EBITDA, Adjusted EPS and Free Cash Flow are non-U.S. GAAP financial measures. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), amortization of intangible assets and inventory step-up expense related to the acquisition of Liquibox, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Conference Call Information
SEE will host a conference call and webcast on Tuesday, February 27, 2024 at 10:00 a.m. (ET) to discuss the Company's Fourth Quarter and Full Year 2023 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
About SEE
Sealed Air Corporation (NYSE: SEE), is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. SEE designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Our globally recognized solution brands include CRYOVAC® food packaging, LIQUIBOX® liquids systems, SEALED AIR® protective packaging, AUTOBAG® brand automated packaging systems, and BUBBLE WRAP® brand packaging. In 2023, SEE generated $5.5 billion in sales and has approximately 17,000 employees who serve customers in 115 countries/territories.
www.sealedair.com
Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an “organic” and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA, and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not

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be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), "Calculation of Net Debt", “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region." Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), amortization of intangible assets related to the acquisition of Liquibox, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition, results of operations and cash flows. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, expectations regarding future impacts resulting from the Liquibox acquisition, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, including recessionary and inflationary pressures, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, failure to realize synergies and other financial benefits from the acquisition of Liquibox within the expected time frames, greater than expected costs or difficulties related to the integration of Liquibox, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019, negative impacts related to the ongoing conflicts between Russia and Ukraine and related sanctions, export restrictions and other counteractions thereto, uncertainties relating to existing or potential increased hostilities in the Middle East, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our merger, acquisition and equity investment strategies, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2022 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed or to be filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Company Contacts

Investors
Brian Sullivan
brian.c.sullivan@sealedair.com
704.503.8841

Louise Lagache
louise.lagache@sealedair.com

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included in this press release for 2023 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share data)	2023	2022	2023	2022
Net sales	$1,377.5	$1,405.9	$5,488.9	$5,641.9
Cost of sales	972.6	981.9	3,847.6	3,869.0
Gross profit	404.9	424.0	1,641.3	1,772.9
Selling, general and administrative expenses	176.5	180.6	759.1	786.2
Gain (Loss) on disposal and sale of businesses and property and equipment, net	5.9	1.2	(49.3)	6.3
Amortization expense of intangible assets	16.7	9.1	62.7	36.1
Restructuring charges	6.4	7.5	15.6	12.1
Operating profit	211.2	228.0	754.6	944.8
Interest expense, net	(66.4)	(43.0)	(263.0)	(162.3)
Other expense, net	(28.9)	(5.8)	(61.9)	(53.2)
Earnings before income tax provision	115.9	179.2	429.7	729.3
Income tax provision	(9.0)	84.5	90.4	238.0
Net earnings from continuing operations	124.9	94.7	339.3	491.3
(Loss) Gain on sale of discontinued operations, net of tax	(0.9)	(0.4)	2.3	0.3
Net earnings	$124.0	$94.3	$341.6	$491.6
Basic:
Continuing operations	$0.86	$0.65	$2.35	$3.37
Discontinued operations	—	—	0.02	—
Net earnings per common share - basic	$0.86	$0.65	$2.37	$3.37
Diluted:
Continuing operations	$0.86	$0.65	$2.34	$3.33
Discontinued operations	—	—	0.02	—
Net earnings per common share - diluted	$0.86	$0.65	$2.36	$3.33
Weighted average number of common shares outstanding:
Basic	144.5	144.7	144.4	145.9
Diluted	144.9	146.1	144.9	147.4

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$346.1	$456.1
Trade receivables, net	442.6	592.4
Income tax receivables	44.9	40.3
Other receivables	94.2	91.5
Advances and deposits	72.8	12.7
Inventories, net	774.3	866.3
Prepaid expenses and other current assets	188.4	57.5
Total current assets	1,963.3	2,116.8
Property and equipment, net	1,416.4	1,275.9
Goodwill	2,892.5	2,174.5
Identifiable intangible assets, net	439.0	138.4
Deferred taxes	130.8	141.5
Operating lease right-of-use-assets	86.5	70.2
Other non-current assets	272.1	297.4
Total assets	$7,200.6	$6,214.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$140.7	$6.6
Current portion of long-term debt	35.7	434.0
Current portion of operating lease liabilities	29.2	24.0
Accounts payable	764.6	865.6
Accrued restructuring costs	23.1	14.7
Income tax payable	28.7	19.9
Other current liabilities	487.0	717.0
Total current liabilities	1,509.0	2,081.8
Long-term debt, less current portion	4,513.9	3,237.9
Long-term operating lease liabilities, less current portion	66.7	49.6
Deferred taxes	35.8	33.4
Other non-current liabilities	525.7	467.9
Total liabilities	6,651.1	5,870.6

Stockholders’ equity:
Preferred stock	—	—
Common stock	15.4	23.3
Additional paid-in capital	1,429.5	2,155.3
Retained earnings	496.5	3,163.4
Common stock in treasury	(436.4)	(4,019.1)
Accumulated other comprehensive loss, net of taxes	(955.5)	(978.8)
Total stockholders’ equity	549.5	344.1
Total liabilities and stockholders’ equity	$7,200.6	$6,214.7

Calculation of Net Debt
(Unaudited)

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(In USD millions)	December 31, 2023	December 31, 2022
Short-term borrowings	$140.7	$6.6
Current portion of long-term debt	35.7	434.0
Long-term debt, less current portion	4,513.9	3,237.9
Total debt	4,690.3	3,678.5
Less: cash and cash equivalents	(346.1)	(456.1)
Non-U.S. GAAP Net debt	$4,344.2	$3,222.4

Net Leverage Ratio (Net Debt / Adjusted EBITDA)	3.9x	2.7x

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In USD millions)	2023	2022
Net earnings	$341.6	$491.6
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	376.3	305.8
Changes in operating assets and liabilities:
Trade receivables, net	73.4	2.6
Inventories	136.0	(178.5)
Income tax receivable/payable	(0.4)	(13.6)
Accounts payable	(122.8)	(72.1)
Customer advance payments	(15.4)	1.4
Tax payments and deposits to resolve certain prior years' tax matters	(195.0)	—
Other assets and liabilities	(77.5)	76.1
Net cash provided by operating activities	$516.2	$613.3
Cash flows from investing activities:
Capital expenditures	$(244.2)	$(237.3)
Proceeds related to sale of business and property and equipment, net	10.2	9.4
Businesses acquired in purchase transactions, net of cash acquired	(1,160.7)	(9.6)
Proceeds/(Payments) related to debt, equity, and equity method investments, net	2.8	(10.6)
Proceeds from cross currency swaps	1.6	—
Settlement of foreign currency forward contracts	12.1	5.1
Net cash used in investing activities	$(1,378.2)	$(243.0)
Cash flows from financing activities:
Net proceeds of short-term borrowings	$131.6	$5.5
Proceeds from long-term debt	1,833.4	423.3
Payments of long-term debt	(958.4)	(425.0)
Dividends paid on common stock	(117.9)	(118.5)
Repurchases of common stock	(79.9)	(280.2)
Payments of debt modification/extinguishment costs and other	(22.3)	(15.2)
Impact of tax withholding on share-based compensation	(21.8)	(26.6)
Principal payments related to financing leases	(9.0)	(10.0)
Net cash provided by (used in) financing activities	$755.7	$(446.7)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(3.7)	$(28.5)
Cash and cash equivalents	456.1	561.0
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$456.1	$561.0
Net change during the period	(110.0)	(104.9)
Cash and cash equivalents	346.1	456.1
Restricted cash and cash equivalents	—	—
Balance, end of period	$346.1	$456.1

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$516.2	$613.3
Capital expenditures for property and equipment	(244.2)	(237.3)
Free Cash Flow	$272.0	$376.0

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$265.2	$174.5
Income tax payments, net of cash refunds(2)	$357.7	$192.2
Restructuring payments including associated costs	$19.2	$21.5
Non-cash items:
Transfers of shares of our common stock from treasury for our profit-sharing plan contributions	$23.9	$22.7

(1)2023 primarily consists of depreciation and amortization of $233 million, net loss associated with the disposal of businesses of $53 million, share based compensation expense of $33 million, profit sharing expense of $25 million, provisions for inventory obsolescence of $18 million, and loss on debt redemption and refinancing activities of $13 million, partially offset by a decrease in deferred taxes of $28 million. 2022 primarily consists of depreciation and amortization of $185 million, share based compensation expense of $51 million, net loss on equity investments of $31 million, profit sharing expense of $24 million, provisions for inventory obsolescence of $20 million, and loss on debt redemption and refinancing activities of $11 million, partially offset by a decrease in deferred taxes of $30 million.
(2)2023 includes $195.0 million of payments and deposits related to the resolution of certain tax matters. Excluding the $195.0 million of payments and deposits, Income tax payments, net of cash refunds were $162.7 million for the year ended December 31, 2023.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$124.9	$0.86	$94.7	$0.65	$339.3	$2.34	$491.3	$3.33
Special Items(1)	2.5	0.02	50.4	0.34	122.0	0.84	113.7	0.77
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS	$127.4	$0.88	$145.1	$0.99	$461.3	$3.18	$605.0	$4.10
Weighted average number of common shares outstanding - Diluted		144.9		146.1		144.9		147.4

(1)      Special Items include items in the table below.

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share data)	2023	2022	2023	2022
Special Items:
Liquibox intangible amortization	$8.0	$—	$27.9	$—
Liquibox inventory step-up amortization	(0.6)	—	10.2	—
Restructuring charges	6.4	7.5	15.6	12.1
Other restructuring associated costs	—	0.8	34.5	9.3
Foreign currency exchange loss due to highly inflationary economies	12.5	2.9	23.1	8.8
Loss on debt redemption and refinancing activities	8.3	—	13.2	11.2
Fair value (gain)/impairment loss on equity investments, net	—	(1.0)	—	30.6
Contract terminations	(0.7)	—	14.6	—
Charges related to acquisition and divestiture activity	3.8	3.9	28.3	3.1
CEO severance	6.1	—	6.1	—
Other Special Items	(4.3)	3.1	0.8	6.7
Pre-tax impact of Special Items	39.5	17.2	174.3	81.8
Tax impact of Special Items and Tax Special Items	(37.0)	33.2	(52.3)	31.9
Net impact of Special Items	$2.5	$50.4	$122.0	$113.7
Weighted average number of common shares outstanding - Diluted	144.9	146.1	144.9	147.4
Loss per share impact from Special Items	$(0.02)	$(0.34)	$(0.84)	$(0.77)

12

    The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2023	2022	2023	2022
U.S. GAAP Earnings before income tax provision from continuing operations	$115.9	$179.2	$429.7	$729.3
Pre-tax impact of Special Items	39.5	17.2	174.3	81.8
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$155.4	$196.4	$604.0	$811.1

U.S. GAAP Income tax provision from continuing operations	$(9.0)	$84.5	$90.4	$238.0
Tax Special Items(1)	30.6	(36.0)	20.0	(49.4)
Tax impact of Special Items	6.4	2.8	32.3	17.5
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$28.0	$51.3	$142.7	$206.1

U.S. GAAP Effective income tax rate	(7.8)%	47.2%	21.0%	32.6%
Non-U.S. GAAP Adjusted income tax rate	18.0%	26.1%	23.6%	25.4%

(1)For the year ended December 31, 2023, Tax Special Items reflect adjustments related to the settlement of the IRS audit partially offset by accruals for uncertain tax positions. For the year ended December 31, 2022, Tax Special Items primarily reflect accruals for uncertain tax positions.

13

Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In USD millions)	Food		Protective		Total Company
2022 Net Sales	$873.9	62.2%	$532.0	37.8%	$1,405.9	100.0%

Price	6.0	0.7%	(26.1)	(4.9)%	(20.1)	(1.4)%
Volume(1)	(29.2)	(3.3)%	(25.2)	(4.7)%	(54.4)	(3.9)%
Total organic change (non-U.S. GAAP)(2)	(23.2)	(2.6)%	(51.3)	(9.6)%	(74.5)	(5.3)%
Acquisition	69.7	7.9%	—	—%	69.7	5.0%
Total constant dollar change (non-U.S.GAAP)(2)	46.5	5.3%	(51.3)	(9.6)%	(4.8)	(0.3)%
Foreign currency translation	(27.8)	(3.2)%	4.2	0.7%	(23.6)	(1.7)%
Total change (U.S. GAAP)	18.7	2.1%	(47.1)	(8.9)%	(28.4)	(2.0)%

2023 Net Sales	$892.6	64.8%	$484.9	35.2%	$1,377.5	100.0%

	Year Ended December 31,
(In USD millions)	Food		Protective		Total Company
2022 Net Sales	$3,317.2	58.8%	$2,324.7	41.2%	$5,641.9	100.0%

Price	70.2	2.1%	(22.3)	(1.0)%	47.9	0.8%
Volume(1)	(58.8)	(1.8)%	(327.0)	(14.0)%	(385.8)	(6.8)%
Total organic change (non-U.S. GAAP)(2)	11.4	0.3%	(349.3)	(15.0)%	(337.9)	(6.0)%
Acquisition	285.0	8.6%	—	—%	285.0	5.1%
Total constant dollar change (non-U.S.GAAP)(2)	296.4	8.9%	(349.3)	(15.0)%	(52.9)	(0.9)%
Foreign currency translation	(93.9)	(2.8)%	(6.2)	(0.3)%	(100.1)	(1.8)%
Total change (U.S. GAAP)	202.5	6.1%	(355.5)	(15.3)%	(153.0)	(2.7)%

2023 Net Sales	$3,519.7	64.1%	$1,969.2	35.9%	$5,488.9	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

14

Sealed Air Corporation
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended December 31,
(In USD millions)	Americas		EMEA		APAC		Total
2022 Net Sales	$909.8	64.7%	$303.3	21.6%	$192.8	13.7%	$1,405.9	100.0%

Price	(15.0)	(1.6)%	(4.9)	(1.6)%	(0.2)	(0.1)%	(20.1)	(1.4)%
Volume(1)	(36.2)	(4.0)%	(28.5)	(9.4)%	10.3	5.3%	(54.4)	(3.9)%
Total organic change (non-U.S. GAAP)(2)	(51.2)	(5.6)%	(33.4)	(11.0)%	10.1	5.2%	(74.5)	(5.3)%
Acquisition	50.7	5.5%	11.1	3.6%	7.9	4.1%	69.7	5.0%
Total constant dollar change (non-U.S. GAAP)(2)	(0.5)	(0.1)%	(22.3)	(7.4)%	18.0	9.3%	(4.8)	(0.3)%
Foreign currency translation	(26.6)	(2.9)%	4.4	1.5%	(1.4)	(0.7)%	(23.6)	(1.7)%
Total change (U.S. GAAP)	(27.1)	(3.0)%	(17.9)	(5.9)%	16.6	8.6%	(28.4)	(2.0)%

2023 Net Sales	$882.7	64.1%	$285.4	20.7%	$209.4	15.2%	$1,377.5	100.0%

	Year Ended December 31,
(In USD millions)	Americas		EMEA		APAC		Total
2022 Net Sales	$3,718.5	65.9%	$1,160.0	20.6%	$763.4	13.5%	$5,641.9	100.0%

Price	(16.1)	(0.4)%	43.0	3.7%	21.0	2.7%	47.9	0.8%
Volume(1)	(257.9)	(7.0)%	(103.3)	(8.9)%	(24.6)	(3.2)%	(385.8)	(6.8)%
Total organic change (non-U.S. GAAP)(2)	(274.0)	(7.4)%	(60.3)	(5.2)%	(3.6)	(0.5)%	(337.9)	(6.0)%
Acquisition	204.8	5.5%	50.5	4.4%	29.7	3.9%	285.0	5.1%
Total constant dollar change (non-U.S. GAAP)(2)	(69.2)	(1.9)%	(9.8)	(0.8)%	26.1	3.4%	(52.9)	(0.9)%
Foreign currency translation	(71.0)	(1.9)%	(0.9)	(0.1)%	(28.2)	(3.7)%	(100.1)	(1.8)%
Total change (U.S. GAAP)	(140.2)	(3.8)%	(10.7)	(0.9)%	(2.1)	(0.3)%	(153.0)	(2.7)%

2023 Net Sales	$3,578.3	65.2%	$1,149.3	20.9%	$761.3	13.9%	$5,488.9	100.0%

(1)Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

15

Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2023	2022	2023	2022
Adjusted EBITDA from continuing operations:
Food	$194.9	$201.7	$775.0	$755.1
Adjusted EBITDA Margin	21.8%	23.1%	22.0%	22.8%
Protective	90.5	102.4	361.8	465.6
Adjusted EBITDA Margin	18.7%	19.2%	18.4%	20.0%
Corporate	(11.1)	(6.9)	(30.2)	(10.5)
Non-U.S. GAAP Consolidated Adjusted EBITDA	$274.3	$297.2	$1,106.6	$1,210.2
Adjusted EBITDA Margin	19.9%	21.1%	20.2%	21.5%

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2023	2022	2023	2022
U.S. GAAP Net earnings from continuing operations	$124.9	$94.7	$339.3	$491.3
Interest expense, net	66.4	43.0	263.0	162.3
Income tax provision	(9.0)	84.5	90.4	238.0
Depreciation and amortization, net of adjustments(1)	52.5	57.8	239.6	236.8
Special Items:
Liquibox intangible amortization	8.0	—	27.9	—
Liquibox inventory step-up amortization	(0.6)	—	10.2	—
Restructuring charges	6.4	7.5	15.6	12.1
Other restructuring associated costs	—	0.8	34.5	9.3
Foreign currency exchange loss due to highly inflationary economies	12.5	2.9	23.1	8.8
Loss on debt redemption and refinancing activities	8.3	—	13.2	11.2
Fair value (gain)/impairment loss on equity investments, net	—	(1.0)	—	30.6
Contract terminations	(0.7)	—	14.6	—
Charges related to acquisition and divestiture activity	3.8	3.9	28.3	3.1
CEO severance	6.1	—	6.1	—
Other Special Items	(4.3)	3.1	0.8	6.7
Pre-tax impact of Special Items	39.5	17.2	174.3	81.8
Non-U.S. GAAP Consolidated Adjusted EBITDA	$274.3	$297.2	$1,106.6	$1,210.2

(1)     Depreciation and amortization by segment are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2023	2022	2023	2022
Food	$39.9	$33.4	$175.7	$137.1
Protective	20.6	24.4	91.8	99.7
Consolidated depreciation and amortization(i)	$60.5	$57.8	$267.5	$236.8
Liquibox intangible amortization	(8.0)	—	(27.9)	—
Depreciation and amortization, net of adjustments	$52.5	$57.8	$239.6	$236.8

16

(i)    Includes share-based incentive compensation of $1.9 million and $34.2 million for the three months and year ended December 31, 2023, respectively, and $11.0 million and $52.3 million for the three months and year ended December 31, 2022, respectively.

17